Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of December 19, 2007 but effective pursuant to Section 7 (this “Agreement”), is between Quanex Corporation, a Delaware corporation (“Quanex”), and Quanex Building Products LLC, a Delaware limited liability company (“Spinco”).

WHEREAS, Quanex and Spinco have entered into a Distribution Agreement, dated as of December 19, 2007 (the “Distribution Agreement”), pursuant to which (i) Quanex will transfer or cause to be transferred to Spinco all of the Spinco Assets (as such term and other capitalized terms not defined herein are defined in the Distribution Agreement), which represent substantially all of the assets comprising Quanex’s building products divisions, and Spinco intends to assume all of the Spinco Liabilities and (ii) all of the issued and outstanding Spinco Common Stock will be distributed on a pro rata basis to the holders as of the Record Date of the outstanding Quanex Common Stock;

WHEREAS, this Agreement, the Distribution Agreement, the Tax Sharing Agreement between Quanex and Spinco dated as of December 19, 2007, and the Employee Matters Agreement between Quanex and Spinco dated as of December 19, 2007 (collectively, the “Transaction Agreements”) set forth certain transactions that are conditions to consummation of the transactions contemplated by the Distribution Agreement;

WHEREAS, Quanex and one or more of the Quanex Subsidiaries (collectively, the “Quanex Group”), on the one hand, and Spinco and one or more of the Spinco Subsidiaries (collectively, the “Spinco Group”), on the other hand, will provide certain services (the “Services”) to each other in accordance with the terms and subject to the conditions set forth herein for a period described herein on and after the Distribution Date in order to assist in the transition of the Spinco Business;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

SECTION 1.  SERVICES

1.1 Services Provided by Quanex Group to Spinco Group. In order to continue the operation of the Spinco Business and to facilitate the orderly and effective transition of the Spinco Business from Quanex to Spinco, the Quanex Group shall use commercially reasonable efforts to provide the Spinco Group the Services set forth in Exhibit A, a copy of which is attached to and made a part of this Agreement, to the extent such Services may be requested by Spinco from time to time for the term of this Agreement. The applicable rates, fees and charges associated with each Service are also set forth in Exhibit A.  Any additional services to be provided by the Quanex Group but not specifically detailed in Exhibit A or any change in the fees to be charged from that set forth on Exhibit A shall be mutually agreed upon by the parties as an amendment to Exhibit A.

1.2 Services Provided by Spinco Group to Quanex Group. In order to continue the operation of the Quanex business and to facilitate the orderly and effective transition of the Spinco Business from Quanex to Spinco, the Spinco Group shall use commercially reasonable efforts to provide the Quanex Group the Services set forth in Exhibit B, a copy of which is attached to and made a part of this Agreement, to the extent such Services may be requested by Quanex from time to time for the term of this Agreement. The applicable rates, fees and charges associated with each Service are also set forth in Exhibit B.  Any additional services to be provided by the Spinco Group but not specifically detailed in Exhibit B or any change in the fees to be charged from that set forth on Exhibit B shall be mutually agreed upon by the parties as an amendment to Exhibit B.

SECTION 2.  PERFORMANCE OF SERVICES

2.1 Manner of Performance.  Each of the Quanex Group and the Spinco Group agrees that it shall use commercially reasonable efforts to cause each of its respective personnel who previously provided the Services being requested herein prior to the Distribution Date to perform the Services with the same degree of care, skill, confidentiality and diligence with which such personnel perform similar services for such party, but in no event less than in conformance with industry standards.  Each of Quanex and Spinco shall ensure that its personnel occupying positions related to the support of the Spinco Business and the Quanex business, respectively, shall devote sufficient time and effort as reasonably required to perform the Services.  If a dispute arises over the nature or quality of the Services, the prior practice of Quanex with respect to the Services, as determined from the books and records of Quanex relating to its business or the Spinco Business, shall be conclusive as to the nature and quality of the Services.

2.2 Provision of Information.  Any data, information, equipment or general directions necessary for the Quanex Group or the Spinco Group to perform the Services shall be submitted to the party performing the Services in a timely manner.

2.3 Termination of Any Service.  The termination of any one or more of the specific Services shall have no impact on the Quanex Group’s or the Spinco Group’s obligation to continue to provide any other Services.

2.4 Laws and Regulations.  Quanex represents and agrees that it and each member of the Quanex Group, and Spinco represents and agrees that it and each member of the Spinco Group, will use the Services provided hereunder only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions provided on or prior to the date of this Agreement.

2.5 Modification of Service Levels.  Prior to the end of the first calendar month following the Distribution Date and prior to the end of every calendar month thereafter, the parties will review the Services provided to discuss whether the Services will remain at the same level or decrease during the next immediately succeeding month.  Each party will notify the other in writing of any Service reduction or termination of Services pursuant to Section 8.

2.6 No Warranty. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

2.7 Use of Subcontractors. Each of Quanex and Spinco may hire or engage one or more subcontractors to perform any or all of its Services; provided, that, each of Quanex and Spinco will in all cases remain responsible for all of their respective obligations under this Agreement, including, without limitation, with respect to the scope of the Services, the standard for Services and the content of the Services provided.  Under no circumstances will Spinco be responsible for making any payments directly to any subcontractor engaged by Quanex, nor will Quanex be responsible for making any payments directly to any subcontractor engaged by Spinco.

SECTION 3.  CHARGES FOR SERVICES

From and after the date of this Agreement and throughout the term of this Agreement, Spinco agrees to pay to Quanex on a monthly basis the service fees set forth on Exhibit A, and Quanex agrees to pay Spinco on a monthly basis the service fees set forth on Exhibit B.  The parties agree that the amounts to be paid for Services rendered hereunder are intended to both reasonably cover the Quanex Group’s and the Spinco Group’s costs in providing the Services and be competitive with the amount charged by third parties for similar services.

SECTION 4.  PAYMENT OF CHARGES AND REIMBURSEMENTS

On or before the 15th day of each month during the term of this Agreement, each party (or its designee) shall submit to the other party an invoice for the Services provided hereunder during the immediately preceding calendar month representing amounts determined in accordance with Section 3 above, if any.  Subject to Section 5.2, each party shall remit payment to the other party within fifteen days after its receipt of such invoice.  Unless otherwise agreed to in writing, each party shall remit all funds due under this Agreement to the other party (or its designee) by wire transfer in immediately available funds based on the instructions set forth in Exhibit C, a copy of which is attached to and made a part of this Agreement.

SECTION 5.  RECORDS AND AUDITS

5.1 Records Maintenance and Audits.  All records and other information generated, gathered or maintained by each party in connection with its provision of the Services pursuant to this Agreement shall be the proprietary material of the party receiving the Services.  Each party shall provide the party receiving the Services the originals of such records and other information, and any copies kept by Quanex with Spinco’s consent or by Spinco with Quanex’s consent shall remain subject to Section 6 hereof.  Each of Quanex and Spinco shall, for two years after the termination of this Agreement, maintain records and other evidence sufficient to accurately and properly calculate the amounts due determined in accordance with Section 3 hereof.  Each of

Quanex and Spinco or each of their respective representatives shall have reasonable access, after requesting such access in writing, during normal business hours to such records for the purpose of auditing and verifying the accuracy of the invoices submitted regarding such amounts due.  Any such audits performed by or on behalf of Quanex or Spinco shall be at the requesting party’s sole cost and expense.  The party being audited shall fully cooperate with the auditing party’s representatives to accomplish the audit.  Each party shall have the right to audit the other party’s books for a period of one year after the month in which the Services were rendered.

5.2 Disputed Amounts.  In the event of a good-faith dispute as to the amount or propriety of any invoice or any portions thereof submitted pursuant to Sections 3 and 4, the party receiving the Services shall pay all charges on such invoice other than disputed amounts and shall promptly notify the other party in writing of such disputed amounts.  So long as the parties are attempting in good faith to resolve the dispute, neither party shall be entitled to terminate the Services related to, or that are the cause of, the disputed amounts. If it is determined that the party receiving Services is required to pay all or a portion of the disputed amounts to the party providing Services, the party receiving the Services shall pay such amounts promptly and in no case more than five days after such determination is made.

5.3 Undisputed Amounts.  Any statement or payment not disputed in writing by Spinco or Quanex within one year after the month in which the Services were rendered shall be considered final and no longer subject to adjustment.

5.4 Set Off. Each party shall have the right to set off any amounts owed to such party by the other party under this Agreement.

SECTION 6.  CONFIDENTIALITY

Each party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information that is of a proprietary, technical or business nature to the other party with respect to the Services being performed hereunder. Therefore, each party agrees that it shall not, and shall cause each of its respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors and consultants (collectively, such party’s “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any person (other than Representatives of such party who reasonably need to know such information in providing Services hereunder) or use or otherwise exploit for its own benefit or for the benefit of any third party, any of the other party’s Confidential Information (as defined below). If any disclosures are made by a party to its Representatives in connection with such Representatives providing Services hereunder, then the Confidential Information so disclosed shall be used only as required to perform the Services. Such party shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the other party’s Confidential Information by any of its Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. If a party is required to disclose Confidential Information of the other party due to a provision of law or a compulsory disclosure notice of a court or governmental agency, the party needing to make such disclosure shall promptly notify the other party and shall assist the other party in obtaining confidential treatment of such

Confidential Information. “Confidential Information” of a party means any information, material or documents relating to the business of such party currently or formerly conducted, or proposed to be conducted, by such party furnished to or in possession of the other party, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of the other party that contain or otherwise reflect such information, material or documents. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the other party or any of its Representatives not otherwise permissible hereunder, (ii) the other party can demonstrate was or became available to such other party from a source other than the first party, or (iii) is developed independently by the other party without reference to the Confidential Information; provided, however, that, in the case of clause (ii) above, the source of such information was not known by the other party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the first party with respect to such information.

Following termination of the Services hereunder, upon written request at any time by either party, the parties shall account for and return or destroy all papers, books, records and electronic records containing any Confidential Information.

SECTION 7.  TERM OF AGREEMENT

Unless sooner terminated pursuant to Section 8 hereof, this Agreement shall become effective and shall be for a term commencing on the Distribution Date and ending on the last day of the twelfth calendar month following the month in which the Distribution Date occurs.

SECTION 8.  TERMINATION

8.1 Termination of Agreement.  At any time or from time to time, either party may terminate this Agreement for any reason whatsoever by giving the other party at least 45 days’ prior written notice to that effect.  Each party shall pay the other party for all charges determined pursuant to Section 3 and incurred up to the date of such termination.  Subject to Section 5, either party may also immediately terminate this Agreement if the other party does not tender payment for the Services within fifteen days after such party is given written notice of a failure to pay.

8.2 Termination of Services.  At any time or from time to time, either party may terminate any one or more of the specific Services provided hereunder by giving the other party at least thirty days’ prior written notice to that effect.  At any time or from time to time, either party may immediately terminate any one or more of the specific Services if the providing of such Service would violate any applicable regulation, statute, ordinance or other law; provided, however, that a party shall give the other party prompt written notice when it intends to terminate any specific Services for this reason.

SECTION 9.  MISCELLANEOUS

9.1 Force Majeure.  Neither party shall have any obligation to perform any specific Service hereunder if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, terrorism, war, insurrection or other cause or circumstances beyond its control, which acts or occurrences make it impossible for such party to carry out its obligations under this Agreement.  During the term of the force majeure, the party receiving the Service shall have no obligation to pay for the specific Service that the other party does not provide as a result of the force majeure.

9.2 Limitation of Liability.  EXCEPT FOR FAILURE TO COMPLY WITH THE CONFIDENTIALITY PROVISIONS HEREIN AND FOR FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING LOST PROFITS AND GOODWILL, WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.  IN NO EVENT SHALL EITHER PARTY’S LIABILITY HEREUNDER EXCEED THE TOTAL AMOUNT OF CASH COMPENSATION THAT SUCH PARTY IS PAID UNDER THIS AGREEMENT.

9.3 Indemnification.  Each party shall release, defend (upon the other party’s request), protect, indemnify and save the other party, its employees, contractors, subcontractors (of any tier) and agents harmless from and against all liability, claims, costs, expenses, demands, suits and causes of action of every kind and character arising in favor of or against the first party, its employees, contractors, subcontractors (of any tier) or agents, on account of personal injuries to or death of any person, or damages to or the loss or destruction of property, incident to or in connection with or arising out of:  (a) the presence of any of such party’s employees, contractors, subcontractors (of any tier) or agents on the other party’s premises, (b) the negligent act or omission of such party or its employees, contractors, subcontractors (of any tier) or agents or (c) the failure of such party to comply with the provisions of this Agreement.  The foregoing shall not be interpreted to require either party to indemnify the other party against the gross negligence or willful misconduct of the other party, its employees, contractors or agents.

9.4 Independent Contractor:  The parties hereto agree that the Services rendered by the Quanex Group and the Spinco Group in the fulfillment of the terms and obligations of this Agreement shall be as an independent contractor and not as an employee, and with respect thereto, the Quanex Group, the Spinco Group and their respective employees, contractors or agents are not entitled to the benefits provided by the other party to its employees including, but not limited to, group insurance and participation in any employee benefit and pension plans. Further, nothing stated in this Agreement shall be construed to make any member of the Quanex Group an agent, partner or joint venturer of or with any member of the Spinco Group or to make any member of the Spinco Group an agent, partner or joint venturer of or with any member of the Quanex Group.  No employee, contractor or agent of either the Quanex Group or the Spinco Group shall represent himself to third persons to be other than an independent contractor of the other party, nor shall he permit himself to offer or agree to incur or assume any obligations or commitments in the name of such party or for such party without the prior consent and authorization of such party.

9.5 Complete Agreement.  This Agreement and the Exhibits hereto, the other Transaction Agreements and other documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

9.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

9.7 Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Quanex or any member of the Quanex Group prior to the Distribution Date, to:

Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: General Counsel
Facsimile: (713) 626-7549

and

Gerdau S.A.
Avenida Farrapos, 1811
Porto Alegre, RS 90220-005
Brazil
Attention: Expedito Luz
Fax: 55-51-3323-2288

with a copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Facsimile: (713) 651-5246

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan Klein
Facsimile: (212) 455-2502

If to Quanex or any member of the Quanex Group following the Distribution Date, to:

Gerdau S.A.
Avenida Farrapos, 1811
Porto Alegre, RS 90220-005
Brazil
Attention: Expedito Luz
Fax: 55-51-3323-2288

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan Klein
Facsimile: (212) 455-2502

If to Spinco or any member of the Spinco Group, to:

Quanex Building Products LLC
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: President
Facsimile: (713) 626-7549

with a copy (which shall not constitute effective notice) to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Facsimile: (713) 651-5246

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

9.8 Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

9.9 Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Section 9.3, which are also for the benefit of the indemnitees, this Agreement is solely for the benefit of Quanex and Spinco and their respective subsidiaries, affiliates, successors and assigns, and is not intended to confer upon any other persons any rights or remedies hereunder

9.10 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 Interpretation.  The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

9.12 Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

9.13 References; Construction.  References to any “Exhibit” or “Section,” without more, are to Exhibits and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

9.14 Termination.  Notwithstanding any provision hereof, this Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Quanex.  In the event of such termination, no party hereto shall have any liability to the other party hereto by reason of this Agreement.

9.15 Consent to Jurisdiction and Service of Process.  Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints the Corporation Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

9.16 Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.17 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

9.18 Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

The parties hereto have executed this Agreement on the date first written above, to be effective on the Distribution Date.

Quanex Corporation
By:	/s/ Thomas M. Walker
Thomas M. Walker
Senior Vice President — Finance and Chief Financial Officer

Quanex Building Products LLC
By:	/s/ Kevin P. Delaney
Kevin P. Delaney
Senior Vice President — General Counsel and Secretary